CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.625% Senior Notes Due 2021	$400,000,000	$46,440

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.

Filed Pursuant to
Rule 424 (b) (5)
Registration No: 333-155177

PROSPECTUS    SUPPLEMENT

(To prospectus dated November 7, 2008)

$400,000,000

ENERGEN CORPORATION

4.625% Senior Notes due 2021

We are offering $400 million aggregate principal amount of 4.625% Senior Notes due 2021. We will pay interest on the notes on March 1 and September 1 of each year, beginning March 1, 2012. The notes will mature on September 1, 2021. We may redeem the notes prior to maturity at our option, in whole or in part, at the redemption prices described in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control Offer” occurs, we may be required to offer to purchase the notes from the holders.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our senior unsecured obligations; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	99.988%	$399,952,000
Underwriting discount	0.650%	$2,600,000
Proceeds, before expenses, to us (1)	99.338%	$397,352,000

(1)	Plus accrued interest, if any, from August 5, 2011, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about August 5, 2011.

Joint Booking-Running Managers

BofA Merrill Lynch	Wells Fargo Securities

Morgan Keegan

Lead Manager

BBVA

Co-Managers

Mizuho Securities	SMBC Nikko
US Bancorp	CIBC
PNC Capital Markets LLC	Scotia Capital
Synovus Securities, Inc.	TD Securities

The date of this prospectus supplement is August 2, 2011.

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering or the notes. For information about the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules.

As described in more detail below under “Where You Can Find More Information,” we and our subsidiary, Alabama Gas Corporation (“Alagasco”), separately file combined annual, quarterly and current reports. However, only the information related to Energen and its consolidated subsidiaries is incorporated by reference in this prospectus supplement and the accompanying prospectus. You should not rely on any information relating solely to Alagasco (other than the information provided separately by Energen) in determining whether to invest in the notes. The notes are not guaranteed by Alagasco. Neither Alagasco nor any of our other subsidiaries has any obligation to make any capital contribution or to advance funds to us for the purpose of paying the principal of, or premium, if any, and interest on the notes or any other amount that may be required to be paid under the indenture or the notes, prevent or curing an event of default under the terms of the indenture, complying with any other obligation under the indenture or the notes or otherwise.

We have not authorized anyone, and the underwriters and their affiliates have not authorized anyone, to provide you with any information or to make any representations not included or incorporated by reference in this prospectus supplement or the accompanying prospectus. We and the underwriters and their affiliates do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide to you.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC that is incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

“Our,” “we,” “us,” and “Energen” as used in this prospectus supplement and the accompanying prospectus refer to Energen Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 10024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information in this prospectus supplement and the accompanying prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement and the accompanying prospectus.

We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of our offering of the notes. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 of Form 8-K, which is deemed not to be incorporated by reference in this prospectus supplement and the accompanying prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended December 31, 2010;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011;

•	Our current report on Form 8-K filed with the SEC on April 29, 2011;

•	Our current report on Form 8-K/A filed with the SEC on July 7, 2011; and

•	Our proxy statement, dated March 28, 2011.

These documents contain important information about us and our financial condition.

We and our subsidiary, Alagasco, separately filed the combined annual report on Form 10-K, quarterly reports on Form 10-Q and Energen only filed the current reports on Form 8-K listed above. However, the information contained in those combined reports relating solely to our subsidiary was separately filed by Alagasco on its behalf, and the information contained in those combined reports relating solely to Energen and its consolidated subsidiaries was separately filed by us. We do not intend to incorporate by reference into this prospectus supplement or the accompanying prospectus the information relating solely to Alagasco, and we make no representation as to the information relating to Alagasco contained in such reports. The only information you should rely upon in determining whether to invest in the notes offered hereby is the information of Energen and

S-iii

its consolidated subsidiaries contained in this prospectus supplement and the accompanying prospectus, the information separately provided by Energen and its consolidated subsidiaries in the documents incorporated by reference herein and any free writing prospectus used in connection with the offering of notes described in this prospectus supplement.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2629

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that express management’s expectations of our future plans, objectives and performance. Such statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and are noted in our disclosure as permitted by the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “project,” “will,” “estimate,” “may,” and other words of similar meaning.

All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. While it is not possible to predict or identify all the factors that could cause our actual results to differ materially from expected or historical results, we have identified certain risks that may affect our future business and financial performance, including:

•	economic and competitive conditions,

•	production levels,

•	reserve levels,

•	energy markets,

•	supply and demand for and the price of energy commodities including oil, gas and natural gas liquids,

•	fluctuations in the weather,

•	drilling risks,

•	costs associated with compliance with environmental obligations,

•	inflation rates,

•	legislative and regulatory changes,

•	financial market conditions,

•	our ability to access the capital markets,

•	future business decisions,

•	utility customer growth and retention and usage per customer,

•	litigation results, and

•	other factors and uncertainties discussed elsewhere in this prospectus supplement, the accompanying prospectus and in our other public filings.

These risks and uncertainties are discussed in more detail under “Risk Factors” in this prospectus supplement, “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of

S-v

Operations” in our annual report on Form 10-K for the year ended December 31, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2011. See “Where You Can Find More Information” in this prospectus supplement and “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. Neither we nor any of our subsidiaries undertake any obligation to correct or update any forward-looking statements whether as a result of new information, future events or otherwise.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Energen Corporation

Energen Corporation, based in Birmingham, Alabama, is a diversified energy holding company engaged in the development, acquisition, exploration and production of oil, natural gas and natural gas liquids in the continental United States and in the purchase, distribution and sale of natural gas principally in central and north Alabama. We conduct our oil and gas development, exploration and production activities through our natural resources subsidiary, Energen Resources Corporation (“Energen Resources”). Our utility subsidiary, Alagasco, is the largest natural gas distributor in the State of Alabama.

We were incorporated in 1978 in connection with the reorganization of our oldest subsidiary, Alagasco. Alagasco was formed in 1948 by the merger of Alabama Gas Company into Birmingham Gas Company, the predecessors of which had been in existence since the mid-1800’s. Alagasco became publicly traded in 1953. Energen Resources was formed in 1971 as a subsidiary of Alagasco and became our subsidiary in the subsequent reorganization.

Energen, Energen Resources and Alagasco are all incorporated under the laws of Alabama. Our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203 and our telephone number is (205) 326-2700. Our internet website address is www.energen.com. Information on or accessible through our website is not incorporated in this prospectus supplement or the accompanying prospectus.

The Offering

The following is a brief summary of the terms of the notes and is not intended to be complete. For a more complete description of the terms of the notes, see “Description of the Notes” of this prospectus supplement and “Description of Debt Securities” of the accompanying prospectus. For purposes of the following summary, references to “the Company,” “we,” “us” and “our” refer to Energen Corporation and its successors, in each case, excluding its subsidiaries.

Issuer	Energen Corporation

Notes Offered	$400,000,000 aggregate principal amount of 4.625% Senior Notes due 2021.

Maturity	September 1, 2021

Interest Payment Dates	March 1 and September 1 of each year, beginning March 1, 2012.

Optional Redemption	We may redeem the notes prior to maturity at our option, at any time in whole or from time to time in part. Prior to June 1, 2021, the redemption price will be equal to the greater of the principal amount of the notes to be redeemed and the “make-whole” redemption price, plus, in each case, accrued and unpaid interest, if any, to the redemption date. At any time on or after June 1, 2021, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes—Optional Redemption.”

Offer to Repurchase Upon a Change of Control Repurchase Event	If a change of control repurchase event occurs with respect to the notes, we will be required, subject to certain conditions, to offer to repurchase the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control Offer.”

Ranking	The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our senior unsecured obligations; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

Covenants	The indenture governing the notes will limit our ability to create certain liens and enter into sale and lease-back transactions. These covenants are subject to important qualifications and limitations, which are described in the accompanying prospectus under the heading “Description of Debt Securities—Covenants.”

Use of Proceeds	We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $397 million. We intend to use the net proceeds of this offering to repay amounts outstanding under our revolving credit facility. Any excess net proceeds will be used for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	As described under “Use of Proceeds” in this prospectus supplement, the net proceeds of this offering will be used in part to repay outstanding indebtedness under our revolving credit facility, the lenders under which include affiliates of certain of the underwriters. Because more than 5% of the net proceeds of this offering will be received by affiliates of the underwriters, this offering is being conducted in compliance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary. See “Underwriting—Conflicts of Interest.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	You should carefully consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, should carefully read the section entitled “Risk Factors” before purchasing any of the notes.

Summary Historical Consolidated Financial Data

The following table presents summary historical consolidated financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and as of and for the six months ended June 30, 2011 and 2010. We derived the summary consolidated statement of income data for the years ended December 31, 2010, 2009 and 2008, and the summary consolidated balance sheet data as of December 31, 2010 and 2009, from our audited consolidated financial statements incorporated by reference herein. The summary consolidated statement of income and other data for the years ended December 31, 2007 and 2006 and the summary consolidated balance sheet data as of December 31, 2008, 2007 and 2006 have been derived from our audited consolidated financial statements not incorporated by reference herein. We derived the summary consolidated statement of income data for the six months ended June 30, 2011 and 2010, and the summary consolidated balance sheet data as of June 30, 2011 and 2010, from our unaudited consolidated condensed financial statements incorporated by reference herein.

The summary historical consolidated financial data presented in this prospectus supplement may not be indicative of future performance. Interim results are not necessarily indicative of the results to be expected for the entire financial year.

The information is only a summary and does not provide all of the information contained in our financial statements. Therefore, you should read the table below in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended December 31, 2010, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated condensed financial statements and related notes included in our quarterly report on Form 10-Q for the quarterly period ended June 30, 2011, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)
	(In thousands, except per share information)
Consolidated Statement of Income Data:
Operating revenues	$816,763	$908,639	$1,578,534	$1,440,420	$1,568,910	$1,435,060	$1,393,986
Operating expenses	550,547	618,148	1,085,157	1,005,027	1,006,842	913,028	916,686
Operating income	266,216	290,491	493,377	435,393	562,068	522,032	477,300
Net income	157,593	172,253	290,807	256,325	321,915	309,233	273,570
Diluted net income per share	2.18	2.39	4.04	3.57	4.47	4.28	3.73
Cash dividends paid per share	.27	.26	.52	.50	.48	.46	.44
Cash flows from operating activities	441,126	400,513	671,022	679,457	569,233	484,167	482,920
Capital expenditures	435,693	148,442	811,348	505,208	512,891	438,341	335,835

Consolidated Balance Sheet Data:
Total assets	$4,511,394	$4,017,028	$4,363,560	$3,803,118	$3,775,404	$3,079,653	$2,836,887
Long-term debt	404,980	410,368	405,254	410,786	561,631	562,365	582,490
Short-term debt	5,000	150,000	5,000	150,000	—	10,000	100,000
Total debt	409,980	560,368	410,254	560,786	561,631	572,365	682,490
Shareholders’ equity	2,257,438	2,184,625	2,154,043	1,988,243	1,913,290	1,378,658	1,202,069

Other Financial Data:
Ratio of earnings to fixed charges (1)	12.28	12.80	11.08	9.59	11.48	9.96	8.94
Pro forma ratio of earnings to fixed charges (2)	9.56	—	7.92	—	—	—	—

	Six Months Ended June 30,		Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(unaudited)
	(In thousands, except per share information)
Operating Data:
Production Volumes
Natural gas (MMcf)	35,112	35,045	70,924	72,337	67,573	64,300	62,824
Oil (MBbl)	2,865	2,444	5,131	4,690	4,114	3,879	3,645
Natural gas liquids (MMgal)	42.3	37.8	79.0	75.2	70.7	77.2	76.3
Average Production per Mcf
Revenue per unit of production including effects of all derivative instruments
Natural gas (per Mcf)	$5.51	$7.02	$6.82	$6.36	$7.94	$7.77	$6.96
Oil (per barrel)	$77.55	$78.77	$78.86	$60.72	$71.20	$64.83	$49.79
Natural gas liquids (per gallon)	$0.92	$0.82	$0.83	$0.89	$0.96	$0.89	$0.66
Revenue per unit of production including effects of qualifying cash flow hedges
Natural gas (per Mcf)	$5.51	$7.02	$6.82	$6.36	$7.92	$7.76	$6.96
Oil (per barrel)	$77.55	$78.77	$78.86	$60.65	$71.45	$64.80	$49.54
Natural gas liquids (per gallon)	$0.92	$0.82	$0.83	$0.89	$0.96	$0.89	$0.66
Revenue per unit of production excluding effects of all derivative instruments
Natural gas (per Mcf)	$4.10	$4.59	$4.22	$3.52	$7.94	$6.45	$6.53
Oil (per barrel)	$92.92	$73.91	$75.06	$57.32	$94.97	$67.17	$59.88
Natural gas liquids (per gallon)	$1.07	$0.87	$0.86	$0.66	$1.14	$0.98	$0.80
Average production (lifting) cost (per BOE)	$9.02	$8.71	$8.82	$9.06	$9.48	$8.40	$7.80
Average production tax (per BOE)	$2.72	$2.24	$2.28	$1.92	$3.66	$3.30	$3.12
Average DD&A (per BOE)	$10.82	$10.61	$10.62	$9.78	$7.98	$6.78	$6.00
Lease operating Expense	$124,132	$109,147	$224,901	$217,429	$236,679	$202,078	$184,362
Gas delivery volumes (MMcf)
Residential	15,340	18,272	24,463	20,921	21,632	20,665	22,310
Commercial and industrial	6,662	7,580	10,985	9,934	10,934	10,593	11,226
Transportation	23,709	23,205	46,479	40,903	46,789	51,448	50,760
Total natural gas sales volumes (MMcf)	22,002	25,852	35,448	30,855	32,566	31,258	33,536
Natural gas transportation volumes (MMcf)	23,709	23,205	46,479	40,903	46,789	51,448	50,760
Total deliveries (MMcf)	45,711	49,057	81,927	71,758	79,355	82,706	84,296

Reserve Data:
Proved reserves
Natural gas (MMcf)			954,387	897,546	1,038,453	1,115,918	1,096,429
Oil (MBbl)			103,262	77,963	62,034	74,625	74,893
Natural gas liquids (MMgal)			1,705.2	1,270.8	1,216.0	1,329.9	1,239.2
Reserves-to-production ration (years)			16.09	13.91	15.48	17.78	18.02
Drilling activity
Development			211.0	130.4	200.1	136.5	151.7
Exploratory			8.4	3.5	3.5	22.0	43.1
Productive wells and acreages
Net Gas wells			2,397	2,420	2,388	2,333	2,228
Net Oil wells			2,413	2,176	1,644	1,587	1,502
Net developed acreage			558,189	549,095	534,922	564,748	573,049
Net Undeveloped acreage			111,052	412,365	361,656	287,852	114,433

(1)	For purposes of computing ratio of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges represent interest expense, capitalized interest, amortization of debt expense and an estimate of lease payments relating to operating leases considered by management to represent interest expense.
(2)	The pro forma ratio of earnings to fixed charges gives effect to the issuance of the notes and the use of proceeds therefrom as described in “Use of Proceeds” as of the beginning of the periods indicated.

RISK FACTORS

Investing in the notes involves risks. Before purchasing any notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risk Factors” included in our annual report on Form 10-K for the year ended December 31, 2010, as updated by annual, quarterly and other reports and documents we have filed or will file with the SEC which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risk Related to the Notes

The notes will be effectively subordinated to all of our existing and future secured debt and to all existing and future liabilities of our subsidiaries. This may affect your ability to receive payments on the notes.

The notes will be our general unsecured obligations. None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the notes. As a result, the notes will be effectively subordinated to claims of our existing and future secured creditors to the extent of the value of the assets securing that indebtedness as well as to the existing and future indebtedness and other liabilities of our subsidiaries.

We currently conduct all of our operations through our subsidiaries, which are separate and distinct legal entities. Our subsidiaries will have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations. Therefore, our cash flow and our ability to service our debt, including the notes, substantially depends upon the earnings of our subsidiaries, and we depend on the distribution of earnings, loans or other payments by those subsidiaries to us.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and preferred stockholders, if any. As of June 30, 2011, our subsidiaries had liabilities of approximately $2,041 million, including indebtedness for borrowed money of approximately $526 million. The notes do not restrict the ability of our subsidiaries to incur additional indebtedness or liabilities. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

In addition, the notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we or our subsidiaries have or may incur. As of June 30, 2011, we had total consolidated indebtedness for borrowed money of approximately $712 million, none of which was secured. In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of any of our existing or future secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the notes. In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The indenture governing the notes does not restrict our ability to incur debt or take certain other actions and we may incur substantially more debt or take such other actions, which may affect our ability to satisfy our obligations under the notes.

Other than as described in the accompanying prospectus under “Description of Debt Securities—Covenants,” the indenture governing the notes does not restrict our ability to pay dividends or to issue or repurchase our notes. As long as there is no event of default (and would be no event of default as a result thereof), our revolving credit facility does not restrict our ability to pay dividends. The limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations.

Our ability to recapitalize, incur additional debt, and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market. Any trading of the notes may be at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. In addition, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be harmed. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. We have been informed by the underwriters that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time without notice. In addition, an active or liquid trading market for the notes may not develop.

Some significant restructuring transactions may not constitute a change of control repurchase event, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a change of control repurchase event as described under “Description of the Notes—Change of Control Offer,” you will have the right to require us to repurchase the notes. However, the change of control repurchase event provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a change of control repurchase event requiring us to repurchase the notes. In the event of any such transaction, holders of the notes will not have the right to require us to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes including the trading prices for the notes.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.

Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a change of control repurchase event as described under “Description of the Notes—Change of Control Offer,” We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms.

A change of control repurchase event may also constitute an event of default or require a prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

Any downgrade in our credit ratings could adversely affect the market price of the notes.

There can be no assurance that any rating assigned to any of the notes will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency, if, in that rating agency’s judgment, circumstances so warrant. A downgrade of our credit ratings could adversely affect the market price of the notes.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $397 million. We intend to use the net proceeds of this offering to repay amounts outstanding under our revolving credit facility. Any excess net proceeds will be used for general corporate purposes.

Revolving loans under our credit facility bear interest, at our option, at either a rate equal to (x) one, two, three or six month LIBOR plus a margin based on our debt ratings for senior unsecured debt or (y) the highest of (1) the Bank of America, N.A. prime rate, (2) the Federal Funds rate plus 0.50%, and (3) a daily rate equal to one month LIBOR plus 1.0% plus, in each case, a margin based on our debt ratings for senior unsecured debt. Our credit facility is scheduled to mature on October 29, 2013.

Affiliates of the underwriters, which are lenders under our revolving credit facility, will receive more than 5% of the net proceeds of this offering which are being used in part to repay the outstanding balance under the revolving credit facility. See “Underwriting—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term debt and capitalization as of June 30, 2011:

•	on an actual basis; and

•	as adjusted to reflect the issuance of the notes and the application of those net proceeds as described under “Use of Proceeds.”

You should read the information in this table in conjunction with “Management’s Discussions and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes in our annual report on Form 10-K for the year ended December 31, 2010 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2011, which are incorporated herein by reference.

	At June 30, 2011
	Actual	As Adjusted (1)
Cash and cash equivalents	$15,432	$110,434

Short-term debt
Current maturities of long-term debt	5,000	5,000
Other short-term debt	302,000	—

Total short-term debt	307,000	5,000

Long-term debt, less current portion	404,980	804,980

Shareholders’ equity
Preferred stock, cumulative ($0.01 par value, 5,000,000 shares authorized)
Common stock ($0.01 par value; 150,000,000 shares authorized, 74,989,460 shares issued at June 30, 2011)	750	750
Additional paid-in capital	483,361	483,361
Retained earnings	2,018,318	2,018,318
Accumulated other comprehensive income	(120,103)	(120,103)
Deferred Compensation Obligation	3,468	3,468
Treasury stock, at cost (3,036,997 shares at June 30, 2011)	(128, 356)	(128,356)

Shareholders’ equity	2,257,438	2,257,438

Total capitalization (2)	$2,662,418	$3,062,418

(1)	Adjusted amounts do not reflect any sales of our common stock subsequent to June 30, 2011 or any possible future issuance and sale from time to time by us of additional debt and equity securities as needed.

(2)	Total capitalization excludes the current portion of long-term debt and other short-term debt.

DESCRIPTION OF THE NOTES

We have summarized certain provisions of the notes below. The notes will be a series of debt securities, as described under the heading “Description of Debt Securities” in the accompanying prospectus. The notes will be issued under the indenture, dated as of September 1, 1996 (the “indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”). The following description of certain terms of the notes and certain provisions of the indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus.

This description is only a summary of the material terms and does not purport to be complete. Please read the indenture, a form of which we have filed with the SEC, because it, and not the description below and in the accompanying prospectus, will define your rights as a holder of the notes. For purposes of this section, references to “the Company,” “we,” “us” and “our” refer to Energen Corporation and its successors, in each case, excluding its subsidiaries.

General

We will initially offer $400 million aggregate principal amount of the notes. The notes will be issued as a series of debt securities under the indenture. The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. In the future we may, without the consent of the holders of the notes, issue and sell debt securities in addition to the notes being offered hereby either as part of this series or as a new series of debt securities. If issued as a part of the same series of notes, these additional notes will have the same terms (other than the issuance date and, in some cases, the initial interest payment date) as the notes offered hereby.

The notes will be our senior unsecured obligations. Any secured debt that we may issue from time to time will have a prior claim with respect to the assets securing such debt. As of June 30, 2011, we had no secured debt outstanding. The notes will rank equally with all of our other existing and future senior unsecured obligations. As of June 30, 2011, after giving effect to the net proceeds of this offering and the use of proceeds therefrom as described in “Use of Proceeds,” we had approximately $810 million of unsecured and unsubordinated debt, of which, less than $206 million represented debt of our subsidiaries. The notes are not guaranteed by, and are not the obligation of, any of our subsidiaries. The notes will not be listed on any securities exchange or included in any automated quotation system. The notes will not be entitled to the benefit of any sinking fund, which means that we will not deposit money on a regular basis into any separate custodial account to repay the notes.

The notes will be issued in book-entry form as one or more global notes registered in the name of the nominee of The Depository Trust Company, or DTC, which will act as a depository, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Beneficial interests in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants.

Payment of Principal and Interest

The notes will mature on September 1, 2021 and bear interest at the rate of 4.625% per year. We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning March 1, 2012. Interest will accrue from August 5, 2011 or from the most recent interest payment date to which we have paid or provided for the payment of interest to the next interest payment date or the scheduled maturity date, as the case may be. We will pay interest computed on the basis of a 360-day year of twelve 30-day months. We will pay interest on the notes in immediately available funds to the persons in whose names such notes are registered at the close of business on February 15 or August 15 preceding the respective interest payment date.

Restrictive Covenants

We refer you to the section entitled “Description of Debt Securities—Covenants” in the accompanying prospectus for a description of certain restrictive covenants applicable to the notes.

Optional Redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days prior written notice. Prior to June 1, 2021, the redemption price will be equal to the greater of

(1)	100% of the principal amount being redeemed; or

(2)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed (not including any portion of any payments of interest accrued to the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 30 basis points, as determined by the Independent Investment Bank (as defined below)

plus, in each case, accrued and unpaid interest thereon to the redemption date.

At any time on or after June 1, 2021, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Definitions. Following are definitions of the terms used in the optional redemption provisions discussed above.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Bank as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Bank obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Bank” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Treasury securities dealer (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (ii) two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotation” means, with respect to the Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Bank, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Bank by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

In the case of a partial redemption of the notes, the notes to be redeemed shall be selected by the trustee from the outstanding notes not previously called for redemption, by such method as the trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions of the principal of the notes. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any notes are to be redeemed in part only, the notice of redemption will state that portion of the principal amount of notes to be redeemed. A partial redemption will not reduce the portion of any note not being redeemed to a principal amount of less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Change of Control Offer

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the notes as described under “—Optional Redemption,” the indenture provides that each holder of notes will have the right to require the Company to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the trustee at the address specified in the notice, or transfer their notes to the trustee by book-entry transfer pursuant to the applicable procedures of the trustee, prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.

The Change of Control Triggering Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Triggering Event feature is a result of negotiations between us and the underwriters. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. As contemplated by the definition of Change of Control, we could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants described under the captions “Description of Debt Securities—Covenants—Restriction on Liens” and “Description of Debt Securities—Covenants—Restriction on Sale-Leaseback Transactions” in the accompanying prospectus. Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Triggering Event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. See “Risk Factors—Risk Related to the Notes—Some significant restructuring transactions may not constitute a change of control repurchase event, in which case we would not be obligated to offer to repurchase the notes.”

We may not have sufficient funds to repurchase all the notes upon a Change of Control Triggering Event. Even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our existing or future debt instruments. See “Risk factors—Risks Related to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company or one of its subsidiaries;

(2)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the notes cease to be rated Investment Grade by one of the two Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). If neither of the two Rating Agencies is providing a rating for the notes at the commencement of any Trigger Period, the notes will also be deemed to have ceased to be rated Investment Grade by at least one of the two Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the board of directors of the Company who:

(1)	was a member of such board of directors on the date of initial issuance of the notes; or

(2)	was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person,” solely for purposes of determining whether a Change of Control has occurred, shall mean any individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or any government or any political subdivision, instrumentality or agency thereof or other entity.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s and S&P ceases to provide rating services to issuers or investors, the Company may appoint a replacement for such Rating Agency that is reasonably acceptable to the trustee under the Indenture.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Governing Law

The indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Settlement

The notes will be issued in the form of registered notes in book-entry form, referred to as “global notes.” Each global note will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee.

So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or that nominee or common depositary will be considered the sole owner and holder of the global notes, and of the notes represented thereby, for all purposes under the indenture and the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders of notes under the indenture or the notes. Accordingly, each person holding a beneficial interest in the notes must rely on the procedures of DTC and, if such person is not a direct participant, on procedures of the direct participant through which such person holds its interest, to exercise any of the rights of a registered holder of the notes.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global notes under the DTC system must be made by or through direct participants, which will receive a credit for the global notes on DTC’s records. The ownership interest of each actual purchaser of each of the global notes is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that the use of the book-entry system for the global notes is discontinued.

The deposit of global notes with DTC and their registration in the name of DTC’s nominee effect no change in beneficial ownership. Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. We understand that DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants in DTC to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

We will make all payments of principal of and interest on the notes to DTC. We will send all required reports and notices solely to DTC so long as DTC is the registered holder of the global notes. We expect that upon the issuance of a global note DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf).

If we decide to redeem the global notes, we will send redemption notices to DTC. If less than all of the global notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time, and DTC may discontinue its operations entirely at any time. We also expect that payments, conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for those customers, subject to any statutory or regulatory requirements as may be in effect from time to time, and will be the responsibility of the participants. None of we, the trustee, any of our respective agents or the underwriter will have any responsibility or liability for any aspect of DTC’s or any DTC participant’s records relating to, or for payments made on account of, beneficial interests in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests, or for the performance by DTC or the participants of their respective obligations under the rules and procedures governing their operations.

Interests in a global note will be exchanged for notes in certificated form only if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and we have not appointed a successor depositary within 90 days;

•	we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note; or

•	an event of default has occurred and is continuing.

Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof and will be registered form only, without coupons.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE NOTES BY THE ISSUER; AND (C) HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

The following is a discussion of the material United States federal income tax consequences generally relevant to the purchase, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential income tax effects. This discussion does not address the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, certain former U.S. citizens or long-term residents, expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the United States dollar, tax-exempt organizations, investors in pass-through entities, beneficial owners of notes that are not U.S. Holders and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction. In addition, this discussion is limited to U.S. Holders purchasing the notes for cash pursuant to this prospectus supplement at the offering price on the cover page of this prospectus supplement. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based upon the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

As used herein, a “U.S. Holder” means a beneficial owner of a note who or that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or a political subdivision thereof or therein;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a court in the United States can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 and has a valid election in effect to continue to be treated as a United States person.

If a partnership or other pass-through entity holds notes, the U.S. federal income tax treatment of a partner or beneficial owner of an interest in such pass-through entity generally will depend upon the status of the partner or beneficial owner of an interest in such pass-through entity and the activities of the partnership or such pass-through entity.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Stated Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable U.S. Treasury Regulations).

A U.S. Holder must generally include stated interest on a note as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the note. Notwithstanding the foregoing, any amounts realized in connection with any sale, exchange, redemption, retirement or other taxable disposition to the extent attributable to accrued interest not previously included in income will be treated as ordinary interest income. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. This gain or loss generally will be a capital gain or loss, and if the U.S. Holder has held the note for more than one year, such capital gain will generally be long-term capital gain, which, in the case of noncorporate U.S. holders, is subject to tax at preferential rates. A U.S. Holder’s ability to deduct capital losses is subject to limitation.

Assumption of our obligations under the notes

Under certain circumstances, our obligations under the notes may be assumed by another person. An assumption by another person of our obligations under the notes might be deemed for U.S. federal income tax purposes to be an exchange by a holder of the notes for new notes, resulting in recognition of gain or loss and possibly other adverse tax consequences to the holder. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to a backup withholding tax at the rate of twenty-eight percent (28%) when such holder receives “reportable payments,” including interest and principal payments on the notes or proceeds upon the sale or other disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish to us its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN and we are notified by the IRS that the furnished TIN is incorrect;

•	fails to properly report payments of interest or dividends and we are notified by the IRS that backup withholding is required; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

We and our paying agent (and other withholding agents) generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$130,000,000
Wells Fargo Securities, LLC	98,000,000
Morgan Keegan & Company, Inc.	60,000,000
Banco Bilbao Vizcaya Argentaria, S. A.	40,000,000
Mizuho Securities USA Inc.	14,000,000
SMBC Nikko Capital Markets Limited	14,000,000
U.S. Bancorp Investments, Inc.	14,000,000
CIBC World Markets Corp.	6,000,000
PNC Capital Markets LLC	6,000,000
Scotia Capital (USA) Inc.	6,000,000
Synovus Securities, Inc.	6,000,000
TD Securities (USA) LLC	6,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and those certain dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under our revolving credit facility and will receive more than 5% of the net proceeds of this offering (which are being used in part to repay the outstanding balance under the revolving credit facility, as described in “Use of Proceeds”). Regions Bank, an affiliate of Morgan Keegan & Company, Inc., serves as co-syndication agent for the Company’s revolving credit facility and will receive a portion of the offering’s proceeds. This offering is being conducted in compliance with FINRA Rule 5121. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as this offering is of a class of securities rated investment grade by a rating service acceptable to FINRA.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters or their affiliates are lenders under our revolving credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Banco Bilbao Vizcaya Argentaria, S. A., one of the underwriters, is not a broker-dealer registered with the SEC. Banco Bilbao Vizcaya Argentaria, S. A. will only make sales of the notes in the United States, or to nationals or residents of the United States, through one or more registered broker-dealers in compliance with Rule 15a-6 of the Exchange Act.

SMBC Nikko Capital Markets Limited is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually agreed-fee.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will only be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for us by Bradley Arant Boult Cummings LLP, Birmingham, Alabama. Shearman  & Sterling LLP, New York, New York will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement and the accompany prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of our net oil and natural gas reserves and related information included or incorporated by reference in this prospectus supplement and the accompanying prospectus have been derived from reports prepared by T. Scott Hickman & Associates, Inc. and Ryder Scott Company, each an independent petroleum consulting firm. All such information has been so included or incorporated by reference on the authority of such firms as experts regarding the matters contained in their reports.

PROSPECTUS

ENERGEN CORPORATION

Debt Securities

Common Stock

Preferred Stock

Purchase Contracts

Warrants

Units

We may offer from time to time any combination of the securities described in this prospectus in one or more offerings and in amounts authorized from time to time. We will provide the specific terms of each issuance of these securities in supplements to this prospectus at the time of the offering of the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you decide to invest.

Investing in these securities involves risk. You should carefully consider the risks described in the “Risk Factors” section beginning on page 5 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “EGN.” There is no established public trading market for any of the other securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 7, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (to which we sometimes refer as the “SEC”) using a “shelf” registration process. By using the shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings, up to an indeterminate total dollar amount. This prospectus provides you with a general description of the securities that we may offer. Each time we use this prospectus to offer securities for sale, we will provide a supplement that will describe the specific information about the offering and the terms of the securities. A prospectus supplement also may add to, update or change the information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information contained in the documents to which we refer under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with any different information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is only accurate as of the date of each such document, unless the information specifically indicates that another date applies. Our business, financial condition and results of operations may have changed since those dates.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, who may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any such offer.

For the securities being sold, the prospectus supplement will also include the names of the underwriters, dealers or agents, if any, their compensation, the terms of the offering, and the net proceeds to us and the trust, as applicable.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Additionally, shares of common stock may be offered and sold from time to time by a selling shareholder named in a prospectus supplement who has acquired, or will acquire, our common stock in transactions that were not, or will not be, registered under the Securities Act, as described under “Plan of Distribution.” Specific information with respect to any offer and sale by any selling shareholder will be set forth in the prospectus supplement relating to that transaction.

When used in this prospectus, the terms “Energen Corporation,” “Energen,” “the Company,” “we,” “us” and “our” refer to Energen Corporation and its consolidated subsidiaries unless we specify or the context clearly indicates otherwise. The term “you” refers to those who invest in the securities offered by this prospectus, whether directly or indirectly.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this report express expectations of future plans, objectives and performance of the Company and its subsidiaries and constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the forward-looking statements do not reflect the impact of possible or pending acquisitions, investments, divestitures or restructurings. The absence of errors in input data, calculations and formulas used in estimates, assumptions and forecasts cannot be guaranteed. Neither the Company nor Alagasco undertakes any obligation to correct or update any forward-looking statements whether as a result of new information, future events or otherwise.

All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of these include, but are not limited to, economic and competitive conditions, inflation rates, legislative and regulatory changes, financial market conditions, the Company’s ability to access the capital markets, future business decisions, utility customer growth and retention and usage per customer, litigation results and other uncertainties, all of which are difficult to predict.

Third Party Facilities: The forward-looking statements also assume generally uninterrupted access to third party oil, gas and natural gas liquid gathering, transportation, processing and storage facilities. Energen Resources relies upon such facilities for access to markets for its production. Alagasco relies upon such facilities for access to natural gas supplies. Such facilities are typically limited in number and geographically concentrated. An extended interruption of access to or service from these facilities, whether caused by weather events, natural disaster, accident, mechanical failure, criminal act or otherwise could result in material adverse financial consequences to Alagasco, Energen Resources and/or the Company.

Energen Resources’ Production and Drilling: There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and in projecting future rates of production and timing of development expenditures. The total amount or timing of actual future production may vary significantly from reserve and production estimates. In the event Energen Resources is unable to fully invest its planned acquisition, development and exploratory expenditures, future operating revenues, production, and proved reserves could be negatively affected. The drilling of development and exploratory wells can involve significant risks, including those related to timing, success rates and cost overruns, and these risks can be affected by lease and rig availability, complex geology and other factors. Anticipated drilling plans and capital expenditures may also change due to weather, manpower and equipment availability, changing emphasis by management and a variety of other factors which could result in actual drilling and capital expenditures being substantially different than currently planned.

Energen Resources’ Hedging: Although Energen Resources makes use of futures, swaps, options and fixed-price contracts to mitigate price risk, fluctuations in future commodity prices could materially affect the Company’s financial position, results of operations and cash flows; furthermore, such risk mitigation activities may cause the Company’s financial position and results of operations to be materially different from results that would have been obtained had such risk mitigation activities not occurred. The effectiveness of such risk mitigation assumes that counterparties maintain satisfactory credit quality. The effectiveness of such risk mitigation also assumes that actual sales volumes will generally meet or exceed the volumes subject to the futures, swaps, options and fixed-price contracts. A substantial failure to meet sales volume targets, whether caused by miscalculations, weather events, natural disaster, accident, criminal act or otherwise, could leave Energen Resources financially exposed to its counterparties and result in material adverse financial consequences to Energen Resources and the Company. The adverse effect could be increased if the adverse event was widespread enough to move market prices against Energen Resources’ position.

Alagasco’s Hedging: Similarly, although Alagasco makes use of futures, swaps and fixed-price contracts to mitigate gas supply cost risk, fluctuations in future gas supply costs could materially affect its financial position and rates to customers. The effectiveness of Alagasco’s risk mitigation assumes that its counterparties in such activities maintain satisfactory credit quality. The effectiveness of such risk mitigation also assumes that Alagasco’s actual gas supply needs will generally meet or exceed the volumes subject to the futures, swaps and fixed-price contracts. A substantial failure to experience projected gas supply needs, whether caused by miscalculations, weather events, natural disaster, accident, mechanical failure, criminal act or otherwise, could leave Alagasco financially exposed to its counterparties and result in material adverse financial consequences to Alagasco and the Company. The adverse effect could be increased if the adverse event was widespread enough to move market prices against Alagasco’s position.

Operations: Inherent in the oil and gas production activities of Energen Resources and the gas distribution activities of Alagasco are a variety of hazards and operation risks, such as leaks, explosions and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of operations and substantial losses to the Company. In accordance with customary industry practices, the Company maintains insurance against some, but not all, of these risks and losses. The location of pipeline and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. The occurrence of any of these events could adversely affect Alagasco’s, Energen Resources’ and/or the Company’s financial position, results of operations and cash flows.

Alagasco’s Service Territory: Alagasco’s utility customers are geographically concentrated in central and north Alabama. Significant economic, weather, natural disaster, criminal act or other events that adversely affect this region could adversely affect Alagasco and the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. Statements in the prospectus about documents and forms of documents establishing the terms of the offering securities are summaries. You should refer to the additional documents for a more complete description of the relevant matters.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended December 31, 2007;

•	Our proxy statement dated April 23, 2008;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•	Our current reports on Form 8-K filed with the SEC on March 18, 2008 and July 25, 2008.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

J. David Woodruff

Energen Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2629

RISK FACTORS

Investing in our securities involves risk. You should carefully consider any specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, incorporated by reference in this prospectus, and which may be amended, supplemented or superceded from time to time by other reports we file with the SEC in the future.

ENERGEN CORPORATION

Energen Corporation is a Birmingham, Alabama-based energy holding company engaged primarily in the development, acquisition, exploration and production of oil, natural gas and natural gas liquids in the continental United States and in the purchase, distribution and sale of natural gas in central and north Alabama. Our two principal subsidiaries are Energen Resources Corporation and Alabama Gas Corporation (Alagasco).

Alagasco was formed in 1948 by the merger of Alabama Gas Company into Birmingham Gas Company, the predecessors of which had been in existence since the mid-1800s. Alagasco became a publicly traded company in 1953. Energen Resources was formed in 1971 as a subsidiary of Alagasco. Energen was incorporated in 1978 in preparation for the 1979 corporate reorganization in which Alagasco and Energen Resources became subsidiaries of Energen.

Energen, Energen Resources and Alagasco are all incorporated under the laws of Alabama. Our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203, and our telephone number is (205) 326-2700.

The Company maintains a web site with the address www.energen.com. The Company does not include the information contained on its Web site as part of this report nor is the information incorporated by reference into this report. The Company makes available free of charge through its Web site the annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports. Also, these reports are available in print upon shareholder request. These reports are available as soon as reasonably practicable after being electronically filed with or furnished to the Securities and Exchange Commission. The Company’s Web site also includes its Code of Ethics, Corporate Governance Guidelines, Audit Committee Charter, Officers’ Review Committee Charter, Governance and Nominations Committee Charter and Finance Committee Charter, each of which is available in print upon shareholder request.

Energen Resources Corporation

Our oil and gas operations focus on increasing production and adding proved reserves through the development and acquisition of oil and gas properties. In addition, we explore for and develop new reservoirs, primarily in areas in which we already have an operating presence. All gas, oil and natural gas liquids production is sold to third parties. We also provide operating services in the Black Warrior, San Juan and Permian basins for our partners and various third parties. These services include overall project management and day-to-day decision-making relative to project operations.

At the end of 2007, Energen Resources’ proved oil and gas reserves totaled 1,754 billion cubic feet equivalent (Bcfe). Substantially all of these reserves are located in the San Juan Basin in New Mexico and Colorado, the Permian Basin in west Texas and the Black Warrior Basin in Alabama. Approximately 82 percent of Energen Resources’ year-end reserves are proved developed reserves. Energen Resources’ reserves are long-

lived, with a year-end reserves-to-production ratio of 18 years. Natural gas represents approximately 64 percent of Energen Resources’ proved reserves, with oil representing approximately 26 percent and natural gas liquids comprising the balance.

Alabama Gas Corporation

We are the largest natural gas distribution utility in the state of Alabama. We purchase natural gas through interstate and intrastate marketers and suppliers and distribute the purchased gas through our distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. We also provide transportation services to industrial and commercial customers located in our distribution system. These transportation customers, using us as their agent or acting on their own, purchase gas directly from producers, marketers or suppliers and arrange for delivery of the gas into our distribution system. We charge a fee to transport such customer-owned gas through our distribution system to our customers’ facilities.

Our service territory is located in central and parts of north Alabama and includes 177 cities and communities in 28 counties. The aggregate population of the counties we serve is estimated to be 2.4 million. The cities we serve include Birmingham, the center of the largest metropolitan area in Birmingham, and Montgomery, the state capital. During 2007, we served an average of 416,967 residential customers and 34,200 commercial, industrial and transportation customers. Our distribution system includes approximately 10,200 miles of main and more than 11,900 miles of service lines, odorization and regulation facilities, and customer meters.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the five most recently completed fiscal years and of the most recent interim period:

	Nine months ended September 30, 2008	Nine months ended September 30, 2007	Year Ended December 31,
			2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges(1)	11.94	9.79	9.96	8.94	6.26	5.37	4.86

(1)	The ratios of earnings to fixed charges were computed by dividing earnings as adjusted for fixed charges. For this purpose, earnings represent net income applicable to common stock plus applicable income taxes and fixed charges. Fixed charges represent interest expense, capitalized interest, amortization of debt expense, and one-third of lease payments relating to operating leases considered to represent interest expense.

USE OF PROCEEDS

Except as we may otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for:

•	general corporate and working capital purposes;

•	making investments in, or loans to, our subsidiaries;

•	repaying existing indebtedness, including our outstanding debt securities and short-term debt; and

•	acquiring assets or companies in businesses related to ours, including acquiring natural gas and oil properties.

When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series;

•	preferred stock;

•	common stock;

•	purchase contracts;

•	warrants; and

•	units.

We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Prospectus Supplements

This prospectus provides you with a general description of the type of securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus. Therefore, you should read the applicable prospectus supplement carefully.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an “indenture” will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture with The Bank of New York, which acts as trustee, relating to the debt securities that are offered by this prospectus. The indenture is subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

The indenture does not include all the terms of debt securities we may issue through this prospectus. If we issue debt securities through this prospectus, our board of directors will establish the additional terms for each series of debt securities. The additional terms will be set forth in a supplemental indenture or in a resolution of our board of directors. The indenture describes the additional terms that may be established, and we summarize the additional terms that may be established under the caption “General,” below.

As this section is a summary of the material terms of the debt securities being offered by this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture and those other documents, and not this description, will define your rights as a holder of our debt securities. We have filed the indenture as an exhibit to the registration statement that we have filed with the SEC, and we will file any such other document as an exhibit to an annual, quarterly or other report that we file with the SEC. See “Where You Can Find More Information,” for information on how to obtain copies of the indenture and any such other document. References to the “indenture” mean the indenture that defines your rights as a holder of debt securities that we have filed as an exhibit to the registration statement relating to this offering or will file as an exhibit to an annual, quarterly or current report that we file with the SEC.

General

The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be obligations only of Energen Corporation. Since we conduct substantially all of our operations through our subsidiaries, principally Energen Resources and Alagasco, our cash flow and consequently our ability to service debt is dependent upon the cash flow of our subsidiaries.

You should read the prospectus supplement and any related pricing supplement for the following terms of the series of debt securities offered by the prospectus supplement and related pricing supplement. Our board of directors will establish, among others, the following terms before issuance of the series:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person or persons entitled to receive interest payments, if other than the person who is the registered holder;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined;

•

the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•

whether any portion of the debt securities may be issued as a global security or securities, and, if so, the depositary for such global securities and the terms and conditions, if any, on which interests in such global securities may be exchanged for the individual securities represented by such global securities;

•	the currency or currencies, including composite currencies, in which the principal, premium and interest on the debt securities is payable (if other than the currency of the United States);

•

if the principal, premium or interest on the debt securities is payable, either at our election or at the election of a holder of the debt securities, in a currency other than that in which the debt securities are normally payable, the periods for, and the terms and conditions of, making such an election;

•

if the principal, premium or interest on the debt securities is payable, either at our election or at the election of a holder of the debt securities, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	any index used to determine the amount of payment of principal of, and premium, if any, and any interest on the debt securities;

•

if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any changes or additions to the events of default or our covenants with respect to the debt securities;

•	the terms, if any, pursuant to which the debt securities may be converted into or exchanged for our capital stock or other securities;

•

the obligations or instruments which we may use to effect defeasance or covenant defeasance for debt securities which are denominated in any currency (including composite currencies) other than United States Dollars, and any additional or alternative provisions for the reinstating of our indebtedness in respect of those debt securities after they have been deemed paid; and

•	any other terms and provisions of the debt securities which are not inconsistent with the indenture.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. We may issue debt securities with terms different from those of debt securities already issued.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Certain Conditions for Issuance of Additional Indebtedness

Under Alabama law, we may not increase our bonded indebtedness without the consent of our shareholders. We are presently authorized to issue, without further shareholder approval, bonded indebtedness up to an amount which, when added to our outstanding bonded indebtedness at the time of issuance of the new bonded indebtedness, does not exceed the greater of (i) $750,000,000 or (ii) one hundred fifty percent (150%) of our total shareholders’ equity as reflected in the consolidated financial statements for our most recently completed fiscal quarter. As of September 30, 2008, we could incur net bonded indebtedness of up to $2,455,966,000.

Holders of Debt Securities

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if your debt securities are held in street name, you hold beneficial interests in global securities, or hold your debt securities by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Street Name Holders. In the future we may issue debt securities initially in non-global form or terminate a global security. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Book-Entry Holders. If we so specify in the applicable prospectus supplement, we may issue debt securities in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, you will not own debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Debt Securities Issued in Registered (Non-Global) Form

Unless we provide otherwise in the prospectus supplement, we will issue the debt securities:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are integral multiples of $1,000.

Holders may exchange their debt securities that are not in global form for debt securities of smaller permitted denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Global Securities

What is a Global Security? If we so specify in the applicable prospectus supplement, we may issue debt securities under the indenture in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. We will specify the depository for debt securities issued in book-entry form in the applicable prospectus supplement.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe some of those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

•

you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in special situations we will describe in the applicable prospectus supplement;

•

you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•

depositories may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

We will describe any special situations requiring termination of a global security in the applicable prospectus supplement. The following special situations for termination of a global security are typical:

•

if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Payment Mechanics

Who Receives Payment? Unless otherwise specified in the applicable prospectus supplement, if interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. However, if there has been a default in the payment of interest on any debt security, we may pay such defaulted interest to the person or entity in whose name the debt security is registered as of the close of business on a date selected by the trustee which is not more than 15 days and not less than 10 days prior to the date we propose to pay such defaulted interest.

Payments on Registered (Non-Global) Securities. Unless otherwise indicated in any applicable prospectus supplement, we will pay principal, premium and interest on the debt securities that are in registered or non-global form at the office of the trustee designated for such purpose or at the office of any paying agent we have designated, except that at our option we may pay any interest (i) by check mailed to the address of the person or entity entitled to receive such interest as such address appears in the security register, or (ii) by wire transfer to an account maintained by the person or entity entitled to such interest. We may appoint one or more paying agents, and we may remove any paying agent, all in our discretion.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described under “What Is a Global Security?”

Regular Record Dates. Unless otherwise specified in the applicable prospectus supplement, we will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in Jacksonville, Florida, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Amounts Due Which Are Not Claimed by Holders

Any moneys which we pay to the trustee or a paying agent for the payment of principal, premium or interest on any debt securities which remain unclaimed at the end of two years after such principal, premium or interest became due and payable will be repaid, subject to applicable laws of escheat, to us and the persons entitled to such moneys may thereafter look only to us for payment of such amounts.

The Trustee Under the Indenture

The Bank of New York Mellon is the trustee under the indenture.

The trustee may resign or be removed with respect to one or more series of indenture securities and a successor trustee may be appointed to act with respect to these series.

Redemption

We will set forth in the applicable prospectus supplement any terms for optional or mandatory redemption of debt securities. Under the indenture, we must give notice by mail between 30 and 60 days prior to the redemption date. If we are redeeming less than all of the debt securities of any series, the security registrar will select the particular debt securities to be redeemed using a method which the trustee deems fair and appropriate.

Any optional redemption may be conditioned upon receipt by the trustee by the redemption date of money sufficient to make the payments due with respect to the debt securities being redeemed. If such money has not been received by the trustee, the related notice of redemption will be of no force or effect, and we will not be required to redeem such debt securities.

Events of Default

You will have special rights if an Event of Default occurs as to the debt securities of your series that is not cured, as described later in this subsection. Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants, including any addition of a covenant or other provision providing event risk or similar protection.

What is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium on a debt security of the series within three business days of its due date;

•

we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement for the benefit of the holders of debt securities other than your series, for 90 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25% of the principal amount of the debt securities of your series;

•	we, or Alagasco or Energen Resources, file for bankruptcy or other specified events of bankruptcy, insolvency or reorganization occur;

•

we, or Alagasco or Energen Resources, are in default under any matured or accelerated agreement or instrument under which we have outstanding indebtedness for borrowed money or guarantees, which individually are in excess of $10,000,000, and we have not cured any acceleration within 10 days after we receive notice of this default from the trustee or the holders of at least 10% of the principal amount of the debt securities of your series; or

•	any other Event of Default provided for the benefit of debt securities of your series occurs.

Except for defaults described in the fourth and fifth bullet points above, an Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee is required to give notice to the holders of the relevant debt securities of any default known to it, unless such default is cured or waived. In the case of an Event of Default of the character specified above in the third bullet under “What is an Event of Default?,” no such notice is to be given until at least 75 days after such default occurs. The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities.

Remedies if an Event of Default Occurs. If an Event of Default has occurred and is continuing, the trustee or the holders of at least 33% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity. If the Event of Default relates to more than one series of debt securities, then the maturity of the affected series of debt securities may be accelerated only by the trustee or the holders of at least 33% in aggregate principal amount of the debt securities of all of the series of debt securities as to which the Event of Default exists, acting together as a single series of debt securities.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, premium or interest on any debt security; or

•	a default in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the acceleration shall be automatically rescinded if all Events of Default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•	all unpaid principal of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal;

•	all interest on the overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. If the action relates to an Event of Default which affects more than one series of debt securities, such direction must be given by the holders of a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities as to which the default exists. The trustee may refuse to follow those directions if the directions

•	conflict with any law or the indenture,

•	expose the trustee to personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate, or

•	the trustee determines that the action being directed would be unjustly prejudicial to the holder of debt securities not participating in giving such direction.

In addition, the trustee may take any other action it deems proper which is not inconsistent with the direction being given by the holders of the debt securities. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least a majority in principal amount of all outstanding debt securities of all series of debt securities with respect to which each Event of Default exists must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the notice of the Event of Default during the 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date without complying with the foregoing.

Each year, we will furnish the trustee with a written statement of one of our officers certifying that, to the officer’s knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. We are also required to notify the trustee of any Event of Default within 10 days after certain of our officers obtain actual knowledge of the Event of Default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval. With the approval of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected acting together as the holders of a single series of debt securities, we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or the interest on a debt security;

•	reduce the principal amount of, the rate of interest on or any premium payable upon redemption of any debt security;

•

reduce the amount payable upon acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	change the currency in which the principal, interest or premium of any debt security is payable;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with any provisions of the indenture or to waive any defaults;

•	reduce the requirements for quorum or voting; or

•

modify any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any percentage of consents required to amend the indenture or for any waiver.

Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type of change includes those which:

•	evidence the assumption by any successor to us of our obligations under the indenture or with respect to the debt securities;

•	add to our covenants or surrender any of our rights under the indenture;

•	add any Events of Default, in addition to those specified in the indenture, with respect to all or any series of outstanding debt securities;

•	change or eliminate any provision of the indenture or add any new provision to the indenture which only affects debt securities issued after the date of such change, elimination or addition;

•	provide collateral security for the debt securities;

•	establish the form or terms of any series of debt securities;

•

appoint a successor trustee with respect to the debt securities of one or more series or add to or change any of the provisions of the indenture so as to allow or facilitate more than one trustee administering trusts under the indenture;

•	provide for the procedures required to permit us to utilize a noncertificated system of registration for all or any series of debt securities;

•	subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

•

cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, so long as such modification or amendment does not adversely affect the interests of the holders of debt securities of any series in any material respect.

In addition, we and the trustee may, without the consent of any holders of the debt securities, amend the indenture to include any changes to the indenture required by amendments to the Trust Indenture Act of 1939 enacted after the date of the indenture or to eliminate provisions required by such act to be included in the indenture on the date it was executed which are no longer required to be included in the indenture by such act.

Consolidation, Merger or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate with or merge into another entity. We are also permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the resulting entity must agree in a supplemental indenture to be legally responsible for all our obligations under the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default;

•	the resulting entity must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

Covenants

This section summarizes the material covenants in the indenture. Please refer to the prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant.

Maintenance of Property. We covenant in the indenture that we will (or, with respect to property Energen owns jointly with others, make reasonable effort to) maintain and keep in good condition, repair and working order all properties owned by Energen used or useful in conducting our business and will make all repairs, renewals, replacements, betterments and improvements to those Energen properties we believe necessary to properly conduct our business. We may discontinue operating and maintaining any of Energen’s properties if in our judgment doing so

•	is desirable in conducting our business, and

•	will not adversely affect the interests of the holders of any outstanding debt securities in any material respect.

Corporate Existence. Subject to our rights described above under “Consolidation, Merger or Sale of Assets,” we covenant in the indenture that Energen will keep its corporate existence and rights (charter and statutory) and franchises in full force and effect. We are not required to keep in existence any right or franchise if, in our judgment

•	preserving such right or franchise is no longer desirable in conducting our business, and

•	failing to preserve such right or franchise will not adversely affect the interests of the holders of any outstanding debt securities in any material respect.

Restriction on Liens. We covenant in the indenture that Energen will not create, assume, incur or permit to exist any Lien (other than Excepted Encumbrances) upon property owned by Energen (other than Excepted Property) to secure indebtedness without effectively providing that the debt securities are secured equally and ratably with the indebtedness secured by the Lien. Subject to limitations described in the next sentence, the foregoing restriction does not apply to

•	pledging any of Energen’s assets as security for payment of taxes or other similar charges in connection with a good faith contest by us as to our liability for such payment;

•

pledging any of Energen’s assets to secure a stay or discharge in connection with a legal proceeding in which we or one of our subsidiaries is a party or for the purpose of obtaining insurance coverage or other surety obligations to secure a stay or discharge in the event one is required;

•

making good faith deposits or providing security in connection with tenders, redemptions, contracts or leases to which Energen is a party or deposits for the purpose of terminating obligations under an indenture;

•

pledging Energen’s assets in connection with incurring debt in an aggregate principal amount which does not exceed 5% of Energen’s assets at the time of such pledge as shown in our financial statements in our most recent report on Form 10-K or 10-Q filed with the SEC;

•

liens, pledges, security interests or other encumbrances on property, stock or indebtedness of any corporation existing at the time it becomes one of our subsidiaries or is merged into us, or existing at the time of we acquire such property or stock;

•

liens, licenses, pledges, security interests or other encumbrances which we incur to secure payment of all or a part of the price of acquiring property or stock or constructing or improving property or to secure any debt incurred by us before, at the time of, or within 180 days after the later of the acquisition or completion of construction where we incurred the secured debt to finance all or part of the purchase price of the property or the cost of such construction or improvements;

•

liens, pledges, security interests or other encumbrances on Energen’s property in favor of a government or any of its political subdivisions or instrumentalities which secure partial progress, installment, advance or other payments under any contract or statute or to secure any indebtedness or other obligation incurred to finance all or any part of the purchase price of or cost of constructing the property subject to the encumbrance; or

•

any extension, renewal or replacement of any lien or encumbrance referred to above, if the principal amount of debt secured by the lien or encumbrance is not increased and the lien or encumbrance securing the debt is not extended to cover additional property.

We are not permitted, however, to create, assume, incur or permit to exist any Lien on any of the capital stock of either of Alagasco or Energen Resources which we own (directly or indirectly) under of any of the above-listed exceptions permitting us to incur Liens other than under the exception in the second bullet point above.

Restriction on Sale-Leaseback Transactions. We covenant in the indenture that Energen will not lease as lessee any property (except for temporary leases for a term, including renewals, of not more than three years), which Energen has sold or is going to sell or transfer to the lessor unless

•	the proceeds of the sale at least equal the fair value of the property, and

•	either

•

Energen would be entitled, as described above under “Restriction on Liens,” to create, assume, incur or permit to exist a Lien to secure debt on the property which Energen is leasing without equally and ratably securing the debt securities; or

•

within 120 days after such sale-leaseback transaction, Energen applies (or, in certain cases, agrees to apply within six months) an amount at least equal to the fair value of such property to do a combination of one or more of the following:

•	optionally redeem, or purchase and retire, some of the debt securities,

•	pay or otherwise retire some of Energen’s Funded Indebtedness (other than Funded Indebtedness which Energen owns) which ranks equally with the debt securities, or

•	purchase additional property (other than the property involved in the sale-leaseback transaction) at not more than its fair value.

Definitions. Following are definitions of some of the terms used in the covenants described above;

“Excepted Encumbrances” means liens for taxes, assessments or governmental charges not delinquent; liens securing indebtedness existing in or relating to real estate acquired for right-of-way purposes; easements or reservations in Energen’s property by statute or ordinance; liens and charges incidental to current construction activities; obligations or duties created or imposed by municipalities or other public authority affecting Energen’s property; rights reserved to or vested in any municipality or public authority to control or regulate us or use Energen’s property; irregularities or deficiencies of title with respect to rights-of-way; and leases made or existing in the ordinary course of our business.

“Excepted Property” means generally certain of Energen’s property or equipment used in the ordinary course of business, including current assets, vehicles, certain inventories and equipment, as more particularly defined in the indenture, but excludes capital stock issued by Alagasco and Energen Resources.

“Funded Indebtedness” means, as applied to any person, all Indebtedness of the person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

“Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Lien” means a mortgage, lien, pledge, charge or encumbrance of any kind.

Satisfaction and Discharge; Defeasance

We may discharge and cancel the indenture with respect to any and all series of debt securities (except for certain specified surviving obligations) by satisfying certain conditions, including

•	paying in full the principal, premium and interest on all series of the debt securities or providing for the payment in full of those debt securities in the manner described below,

•	paying all other sums required under the indenture, and

•	delivering our certificate to the trustee stating that we have complied with all conditions for satisfying and discharging the indenture.

In addition, we may also

•	terminate certain of our obligations under the indenture with respect to debt securities of any series ( we call this “legal defeasance”) or

•

terminate our obligations to comply with certain covenants in the indenture with respect to debt securities of any series, including the provisions described above under “Certain Covenants—Restriction on Liens,” “—Restriction on Sale-Leaseback Transactions” and “Consolidation, Merger or Sale of Assets,” after which our omission or failure to comply with those obligations will not constitute a default with respect to those debt securities (we call this “covenant defeasance”).

To accomplish either legal defeasance or covenant defeasance, we must do the following:

•

deposit in trust for the benefit of all direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government (or in the case of debt securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations as were specified with respect to those debt securities at the time they were issued in the manner provided in the indenture) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates, and either such money and obligations must have been on deposit with the trustee for a period of at least 90 days, or we must have provided the trustee with a legal opinion of our counsel to the effect that payments to the holders of the debt securities from such money and obligations are not recoverable from them as a preference under any applicable United States federal or state law relating to bankruptcy or similar matters; and

•

deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity, which opinion, in the case of legal defeasance, must be accompanied by a ruling of the Internal Revenue Service issued to us, or be based on a change in law or regulation occurring after the date of the indenture.

If we ever did accomplish legal defeasance as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a legal defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Taxation

The applicable prospectus supplement will contain a brief summary of the relevant United States federal income tax laws applicable to the offered debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, of which 74,510,474 shares were issued at September 30, 2008, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding at September 30, 2008. The following description of our capital stock and related matters is qualified in its entirety by reference to our restated certificate of incorporation and our bylaws.

The following summary describes elements of our restated certificate of incorporation and bylaws.

Common Stock

General. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of our common stock do not have cumulative voting rights in the election of directors. Holders of our common stock are entitled to receive a dividend if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below. Upon liquidation, dissolution or winding up, the holders of our common stock are entitled to receive a pro rata share of the assets available for distribution to our shareholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any of our outstanding preferred stock. Our common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our common stock. Holders of our common stock do not have any right to subscribe to any additional securities which we may issue.

Special Vote Requirements for Certain Transactions. Our restated certificate of incorporation provides that certain specified transactions or a series of transactions with an “interested stockholder” require approval by the vote of the holders of at least 80% of the then outstanding shares of our voting stock, except in cases in which either certain price criteria and procedural requirements are satisfied or the transaction is approved by a majority of our “disinterested” board members. A board member is considered disinterested if such member is neither affiliated with, nor a nominee of, the “interested stockholder” and was a board member prior to the time the “interested stockholder” became an “interested stockholder” (or the duly elected successor to such board member). The specified transactions include:

•	our merger or consolidation, or the merger and consolidation of any of our subsidiaries, with or into an “interested stockholder” or an affiliate of an “interested stockholder;”

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets with a value of $1,000,000 or more to an “interested stockholder” or an affiliate of an “interested stockholder;”

•

the issuance or transfer of our stock or other securities to an “interested stockholder” or an affiliate of an “interested stockholder” in exchange for cash, securities or other property having a value of $1,000,000 or more;

•	our adoption of any liquidation or dissolution proposal suggested by or on behalf of an “interested stockholder;” or

•	any reclassification of securities, recapitalization, merger or consolidation which has the effect of increasing an “interested stockholder’s” proportionate share of our outstanding equity securities.

Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns 10% or more of our voting stock.

Provisions with respect to our Board of Directors. Our restated certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for shareholders to change the composition of our board. At least two annual meetings must be held before a majority of our board of directors can be changed.

A majority of our remaining directors may fill vacancies on our board, other than those caused by an increase in the number of directors. Any director elected to fill such a vacancy is elected to serve until the next annual meeting of our shareholders. Any directorship to be filled as a result of an increase in the number of directors may only be filled by election at an annual meeting or at a special meeting of shareholders called for such purpose unless Alabama law at such time permits the vacancy to be filled by a majority of the remaining directors. Our bylaws, as amended through July 23, 2008, include advance notice requirements for shareholders who wish to nominate directors or bring other business before an annual or a special meeting of shareholders.

Unless otherwise provided in a corporation’s charter, Alabama law provides that a director, or the entire board of directors, may be removed by the shareholders at a meeting of shareholders expressly called for that purpose with or without cause by an affirmative vote of holders of a majority of our stock then entitled to vote on election of directors. However, our restated certificate of incorporation and bylaws provide that the affirmative vote of holders of at least 80% of our stock then entitled to vote on election of directors is required to remove a director or our entire board of directors from office.

Amendment. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our voting stock to amend certain provisions of our restated certificate of incorporation, including those provisions dealing with the transactions described above in “Special Vote Requirements for Certain Transactions” and dividing our board of directors into classes.

Possible Effects of Special Provisions. The provisions of our restated certificate of incorporation described above have the effect of making it more difficult to change our board of directors and may make our board of directors less responsive to shareholder control. Certain of these provisions also may tend to discourage attempts by third parties to acquire us due to the additional time and expense involved and the greater possibility of failure. As a result, these provisions may decrease the likelihood of our acquisition by a potential purchaser or may decrease the price a potential purchaser would be willing to pay for our capital stock.

Registrar and Transfer Agent. The registrar and transfer agent for our common stock is BNY Mellon Shareowner Services.

Listing. Our common stock is listed on the New York Stock Exchange under the symbol “EGN.”

Preferred Stock

General. Our restated certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of preferred stock, in one or more series, without further action by our shareholders. Our board must set forth the designations, preferences and other rights, including voting rights, if any, in resolutions providing for the issuance of the preferred stock. We cannot determine what effect, if any, the authorization and issuance of preferred stock would have upon holders of our common stock until our board specifies the attributes of the preferred stock and the rights of the holders of the preferred stock. We anticipate that such effects may include:

•	restrictions on dividends paid to holders of our common stock if we have not paid dividends on our preferred stock;

•	dilution of the voting power of our common stock to the extent our preferred stock is issued with voting rights, or is convertible into common stock;

•	dilution of the equity interest of our common stock, unless we redeem our preferred stock; and

•	limitations on the rights of holders of our common stock to share in our assets upon liquidation until we satisfy any liquidation preference granted to holders of our preferred stock.

Although our ability to issue preferred stock provides us with flexibility in connection with possible acquisitions and other corporate purposes, we could issue preferred stock as a means of impeding an attempt by a third party to acquire a majority of our outstanding voting stock.

Series 1998 Junior Participating Preferred Stock. On July 27, 1998 our board designated 750,000 shares of our authorized but unissued preferred stock as “Series 1998 Junior Participating Preferred Stock.” One share of Series 1998 Junior Participating Preferred Stock is approximately equivalent to 100 shares of our common stock. Each 1/100th of one share of Series 1998 Junior Participating Preferred Stock has the same dividend and voting rights as one full share of our common stock, except that, if dividend payments on the Series 1998 Junior Participating Preferred Stock are in arrears for six consecutive quarters, our ability to pay dividends on our common stock will be restricted, and holders of the Series 1998 Junior Participating Preferred Stock will have enhanced voting rights. In addition, each share of Series 1998 Junior Participating Preferred Stock has a minimum quarterly dividend equal to the greater of (1) $5.00 or (2) 100 times the aggregate per share dividend declared on our common stock since the last quarterly dividend date. Series 1998 Junior Participating Preferred Stock also has a liquidation preference and certain other rights preferential to our common stock.

DESCRIPTION OF PURCHASE CONTRACTS

This section describes the general terms of the purchase contracts that we may offer and sell by this prospectus. This prospectus and any applicable prospectus supplement will contain the material terms and conditions for each purchase contract. The applicable prospectus supplement may add, update or change the terms and conditions of the purchase contracts as described in this prospectus.

General

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by Energen, a basket of our securities, an index or indices of our securities or securities issued by third parties or any combination of the above as specified in the applicable prospectus supplement or in an amendment to the registration statement of which this prospectus forms a part.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may issue purchase contracts that contain conversion features. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

We are a holding company with no independent business operations or source of income of our own. We conduct substantially all of our operations through our subsidiaries and, as a result, we depend on the earnings and cash flow of and dividends or distributions from our subsidiaries to provide the funds necessary to meet our debt and contractual obligations. Furthermore, a substantial portion of our consolidated assets, earnings and cash flow is derived from the operations of our regulated utility subsidiary, whose legal authority to pay dividends or make other distributions to us is subject to regulation.

Our holding company status also means that our right to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that our claims as a creditor of a subsidiary may be recognized. Since this is true for us, it is also true for our creditors, including the holders of the purchase contracts. The right of our creditors, including the holders of the purchase contracts, to participate in the distribution of the stock we own in Alagasco is also subject to regulation.

DESCRIPTION OF WARRANTS

This section describes the general terms of the warrants we may offer and sell by this prospectus. This prospectus and any applicable prospectus supplement will contain the material terms and conditions for each warrant. The applicable prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase our debt or equity securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices (such as LIBOR, the S&P 500 or other published statistical measure), or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and, in most cases, a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Debt and Equity Warrants

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price of the warrants;

•	any provisions for adjustment of the number or amount of securities or other rights receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of the warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States Federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Each warrant will entitle the holder of warrants to purchase the amount of securities at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in a prospectus supplement, we will, as soon as possible, forward the securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

We are a holding company with no independent business operations or source of income of our own. We conduct substantially all of our operations through our subsidiaries and, as a result, we depend on the earnings and cash flow of and dividends or distributions from our subsidiaries to provide the funds necessary to meet our debt and contractual obligations. Furthermore, a substantial portion of our consolidated assets, earnings and cash flow is derived from the operation of Alagasco, whose legal authority to pay dividends or make other distributions to us is subject to regulation.

Our holding company status also means that our right to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that our claims as a creditor of a subsidiary may be recognized. Since this is true for us, it is also true for our creditors, including the holders of the warrants. The right of our creditors, including the holders of the warrants, to participate in the distribution of the stock we own in Alagasco is also subject to regulation.

DESCRIPTION OF UNITS

This section describes the general terms of the units that we may offer and sell by this prospectus. This prospectus and any applicable prospectus supplement will contain the material terms and conditions for each unit. The applicable prospectus supplement may add, update or change the terms and conditions of the units as described in this prospectus.

General

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

We are a holding company with no independent business operations or source of income of our own. We conduct substantially all of our operations through our subsidiaries and, as a result, we depend on the earnings and cash flow of and dividends or distributions from our subsidiaries to provide the funds necessary to meet our debt and contractual obligations. Furthermore, a substantial portion of our consolidated assets, earnings and cash flow is derived from the operation of our regulated utility subsidiary, whose legal authority to pay dividends or make other distributions to us is subject to regulation.

Our holding company status also means that our right to participate in any distribution of the assets of any of our subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries, except to the extent that our claims as a creditor of a subsidiary may be recognized. Since this is true for us, it is also true for our creditors, including the holders of the units. The right of our creditors, including the holders of the units, to participate in the distribution of the stock owned by us in Alagasco is also subject to regulation.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The applicable prospectus supplement will describe the terms of the offering of the securities, including the following:

•	the name or names of any agents, underwriters or dealers;

•	the public offering or purchase price;

•	any compensation to underwriters, agents or dealers in the form of underwriting discounts, commissions or fees; and

•	any securities exchanges on which the securities will be listed.

If any securities are sold through agents, underwriters or dealers designated by us from time to time, the prospectus supplement will name such agents, underwriters or dealers, set forth any compensation payable by us to such agents, underwriters or dealers and set forth the obligations of such agents, underwriters and dealers with respect to the securities. We may agree to enter into an agreement to indemnify the agents, dealers and underwriters against certain civil liabilities, including liabilities under the Securities Act.

Certain persons participating in an offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, we may enter into derivative or other hedging transactions with financial institutions that may, in turn, engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out and short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in performance of our obligations, the pledges or secured parties may offer and sell the common stock from time to time pursuant to this prospectus.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us or one of more of our affiliates in the ordinary course of business.

The securities will be new issues of securities and may have no established trading market. Unless otherwise indicated in the prospectus supplement relating to a specific issuance of debt securities, the debt securities will not be listed on a national securities exchange. We can give no assurance as to the liquidity of or the existence of trading markets for debt securities.

Common Stock offered by a Selling Shareholder

At our election, shares of common stock may be offered and sold by any selling shareholder who has acquired common stock from us in transactions that were not registered under the Securities Act. Sales of shares of common stock by a selling shareholder may be effected from time to time in one or more of the following transactions:

•

through broker-dealers, acting as agents in transactions (which may involve block transactions), in special offerings, on any exchange where common stock is traded, or otherwise, at market prices obtainable at the time to sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices;

•

to underwriters who will acquire the shares of common stock for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);

•	directly or through broker-dealers or agents in private sales at negotiated prices;

•	to lenders when pledged as collateral to secure loans, credit or other financing arrangements and any subsequent foreclosure, if any, thereunder;

•	through short sales, option exercises or other derivative transactions; or

•	by any other legally available means.

Also, offers to purchase shares may be solicited by agents designated by any selling shareholder from time to time. This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire shares of common stock from selling shareholders to be sold on a delayed or contingent basis.

Any selling shareholder and any agents or broker-dealers that participate with such selling shareholder in the distribution of any of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

In connection with a sale of shares of our common stock by any selling shareholder pursuant to this prospectus, the following information will, to the extent then required, be provided in the applicable prospectus supplement relating to such sale: the identity of the selling shareholder, the manner in which the selling shareholder acquired the common stock from us, the number of shares to be sold, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to the particular sale.

LEGAL MATTERS

Bradley Arant Rose & White LLP, Birmingham, Alabama, has rendered an opinion with respect to the validity of the securities being offered by this prospectus. We filed this opinion as an exhibit to the registration statement of which this prospectus is a part. We will name, in the prospectus supplement relating to an offering, any law firm that will pass upon certain matters related to the securities being offered by this prospectus for any underwriters, dealers or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Energen Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000

ENERGEN CORPORATION

4.625% Senior Notes due 2021

PROSPECTUS    SUPPLEMENT

Joint Booking-Running Managers

BofA Merrill Lynch

Wells Fargo Securities

Morgan Keegan

Lead Manager

BBVA

Co-Managers

Mizuho Securities

SMBC Nikko

US Bancorp

CIBC

PNC Capital Markets LLC

Scotia Capital

Synovus Securities, Inc.

TD Securities

August 2, 2011